UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2004

GREENE COUNTY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee

0-14289

62-1222567

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Main Street Greeneville, Tennessee		37743-4992
(Address of Principal Executive Offices)		(Zip Code)

(423) 639-5111
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2004, the Board of Directors (the “Board”) of Greene County Bancshares, Inc. (the “Company”) adopted an Amended and Restated Deferred Compensation Plan for Nonemployee Directors (the “Amended and Restated Deferred Compensation Plan”).  The Amended and Restated Deferred Compensation Plan amends the original Deferred Compensation Plan for Nonemployee Directors, by, among other things,

•      changing the definition of a what qualifies as a hardship distribution and the manner in which hardship distributions shall be made;

•      changing the date by which a nonemployee director must make a deferral election to not later than December 31st (or such earlier date as the administrative committee of the Amended and Restated Deferred Compensation Plan in its discretion may establish for administrative ease) of the year preceding the year in which the director compensation is to be earned;

•      providing that a nonemployee director’s election to defer some portion of his or her director compensation is now irrevocable for that plan year to which the deferral relates, except for certain rights to terminate the deferral of unearned director compensation; and

•      eliminating the ability of nonemployee directors to receive accelerated distributions.

The Amended and Restated Deferred Compensation Plan is attached as an exhibit hereto and is incorporated herein by reference. This summary is qualified in its entirety by reference to the exhibit attached hereto.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

10.1                 Greene County Bancshares, Inc. Amended and Restated Deferred Compensation Plan for Nonemployee Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENE COUNTY BANCSHARES, INC.

	By:	/s/ R. Stan Puckett
R. Stan Puckett

Chairman of the Board and Chief Executive Officer
(Duly Authorized Representative)

Date: December 17, 2004

EXHIBIT INDEX

10.1         Greene County Bancshares, Inc. Amended and Restated Deferred Compensation Plan for Nonemployee Directors.